Exhibit 2.2

EXECUTION VERSION

Dated 6 May 2025

Co-operation Agreement

between

DoorDash, Inc.
Bidder

Deliveroo plc
Target

Table of Contents

1.	Interpretation	1
2.	Publication of the Announcement and the Terms of the Transaction	8
3.	Undertakings in relation to Clearances and Regulatory Conditions	8
4.	Scheme Document	11
5.	Implementation of the Transaction	12
6.	Switching to an Offer	13
7.	Target Share Plans and employee retention-related matters	14
8.	Directors’ and Officers’ Insurance	14
9.	Termination	15
10.	Code	16
11.	Warranties and undertaking	16
12.	Notices	17
13.	Remedies and Waivers	18
14.	Variations	19
15.	Severance and Validity	19
16.	Entire Agreement	19
17.	No Rights Under Contracts (Rights of Third Parties) Act 1999	19
18.	Assignment	20
19.	Fees and Expenses	20
20.	No Partnership	20
21.	Further Assurance	20
22.	Counterparts	20
23.	Governing Law and Jurisdiction	20
24.	Agent for Service of Process	20
Schedule 1	Target Share Plans and Employee Proposals	22

(i)

This Agreement is made on ___ May 2025

Between:

(1)	DoorDash, Inc. a Delaware corporation with a place of business at 303 2nd Street, South Tower, 8th Floor, San Francisco, California, 94107 (the “Bidder”); and

(2)
Deliveroo plc, a company incorporated in England and Wales (registered no. 13227665), whose registered office is at The River Building, Level 1, Cannon Bridge House, 1 Cousin Lane, London, United Kingdom, EC4R 3TE (the “Target”).

Whereas:

(A)
The Bidder and the Target intend to announce, following execution of this Agreement, a firm intention by the Bidder to make a recommended offer for the entire issued and to be issued share capital of the Target pursuant to Rule 2.7 of the Code on the terms and subject to the conditions set out in the Announcement (as defined below) (the “Transaction”).

(B)
The Parties intend that the Transaction will be implemented by way of a Scheme (as defined below), but the Bidder reserves the right, as set out in (and subject to the terms and conditions of) the Announcement and this Agreement, to elect to implement the Transaction by way of an Offer (as defined below).

(C)
The Parties have agreed to take certain steps to effect the implementation and conduct of the Transaction and wish to enter into this Agreement to record their respective rights, commitments and obligations relating to such matters.

It is agreed:

1.	Interpretation

1.1	In this Agreement:

“Acceptance Condition” means, if applicable, the acceptance condition to the Offer as specified in Clause 6.2(a);

“ACIN” means, should the Transaction be effected by way of the Offer following a Switch, a notice in which the Bidder gives notice of its intention to invoke the Acceptance Condition so as to cause the Offer to lapse in accordance with Rule 31.6 of the Code;

“Agreed Switch” has the meaning given to the term in Clause 6.1(a);

“Announcement” means the announcement of the Bidder’s firm intention to make an offer to acquire the entire issued share capital of the Target to be made pursuant to Rule 2.7 of the Code in the agreed form ;

“Applicable Law” means any applicable statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree, directive, policy, guideline, interpretation or rule of common law issued, administered or enforced by any Relevant Authority, or any judicial or administrative interpretation thereof;

“Bidder Directors” means the directors of the Bidder, from time to time;

“Bidder Group” means DoorDash, Inc. and its subsidiaries and subsidiary undertakings;

“Bidder Responsible Person” means the Bidder Directors and the other individuals whom it is agreed with the Panel will accept responsibility, with the Bidder Directors, for the information in the Scheme Document (or, as the case may be, the Offer Document) for which a bidder is required to take responsibility under the Code;

“Business Day” means a day (other than a Saturday, Sunday or public holiday in England and Wales or California, United States of America) when commercial banks in London and California are open for ordinary banking business;

“Clean Team Agreement” means the clean team agreement entered into between the Parties in relation to the Transaction dated 9 April 2025;

“Clearances” means all approvals, consents, clearances, comfort letters, permissions, confirmations, and waivers that are required to be obtained, all applications and filings that are required to be made and all waiting periods that are required to have expired, from or under any of the Applicable Laws, regulations or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary, advisable and/or expedient to satisfy the Regulatory Conditions (and any reference to any Clearance having been “satisfied” shall be construed as meaning that the foregoing has been obtained or, where relevant, made or expired);

“Code” means the UK City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel;

“Companies Act” means the Companies Act 2006 as amended from time to time;

“Competing Proposal” means an offer (including a partial, exchange or tender offer), merger, acquisition, dual‑listed structure, scheme of arrangement, reverse takeover, Rule 9 waiver proposal and/or business combination (or the announcement of a firm intention to take any such action), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued and to be issued ordinary share capital of the Target (when aggregated with any shares already held by the acquirer and/or any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating, or increasing “control” (as defined in the Code) of the Target which is not effected by the Bidder (or a person acting in concert with the Bidder) or at the direction of, or with the prior written consent of, the Bidder (or a person acting in concert with the Bidder), and in each case whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;

“Conditions” means:

(a)
for so long as the Transaction is being implemented by means of the Scheme, the conditions to the implementation of the Transaction (including the Scheme) as set out in Part A of Appendix 1 of the Announcement and to be set out in the Scheme Document; and

(b)
for so long as the Transaction is being implemented by means of an Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition, and to be set out in the Offer Document,

in each case as may be amended or modified as required by the Panel or by agreement between the Parties (with the consent of the Panel where required), and “Condition” shall be construed accordingly;

“Confidentiality Agreement” means the confidentiality agreement between the Parties in relation to the Transaction dated 9 April 2025;

“Court” means the High Court of Justice in England and Wales;

“Court Meeting” means the meeting or meetings of the shareholders of the Scheme Shares which are in issue as at the Voting Record Time (or of any class or classes thereof) to be convened pursuant to an order of the Court pursuant to section 896 of the Companies Act to consider and, if thought fit, approve the Scheme (with or without modification), including any adjournment or postponement thereof;

“DIP” means the Deliveroo Incentive Plan, as amended from time to time;

“Effective Date” means the date on which:

(a)	if the Transaction is implemented by means of the Scheme, the Scheme becomes effective in accordance with its terms; or

(b)	if the Transaction is implemented by means of the Offer, the Offer becomes or is declared unconditional in all respects;

“General Meeting” means the general meeting of the Target Shareholders to be convened in connection with the Transaction to consider, and if thought fit, to approve the Resolutions, and any adjournment or postponement thereof;

“Group” means the Bidder Group or the Target Group (as applicable);

“Long Stop Date” has the meaning given to the term in the Announcement;

“Offer” means a takeover offer (within the meaning of section 974 of the Companies Act) to be made by or on behalf of the Bidder to acquire the entire issued and to be issued ordinary share capital of the Target, including, where the context so requires, any subsequent revision, variation, extension, or renewal thereof;

“Offer Document” means, in the event that the Transaction is to be implemented by way of the Offer, the offer document (including any form of acceptance) to be sent to (among others) the Target Shareholders setting out, among other things, the full terms and conditions of the Offer, including, as the context requires, any revised or supplementary offer document;

“Panel” means the Panel on Takeovers and Mergers in the United Kingdom;

“Panel Clean Team Agreement” means the clean team and joint defence agreement entered into between the Parties in relation to the Transaction dated 17 April 2025;

“Party” means a party to this Agreement;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“Recipient” has the meaning given to the term in Clause 11.4;

“Regulatory Conditions” means the Conditions set out in paragraphs 3(a) to 3(h) (inclusive) of Part A of Appendix 1 of the Announcement;

“Relevant Authority” means any central bank, ministry, governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority, any sectoral ministry or regulator and foreign investment review body), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any relevant jurisdiction, including, for the avoidance of doubt, the Panel, the Financial Conduct Authority, the U.S. Securities and Exchange Commission and the Competition and Markets Authority;

“Remedies” means any conditions, measures, commitments or undertakings (including behavioural remedies and disposals (whether before or following completion of the Transaction), and any pre-divesture reorganisations by a Party) or assurance (financial or otherwise) offered or required in connection with the obtaining of any Clearances;

“Resolutions” means:

(a)	such shareholder resolutions of the Target as are necessary to approve, implement and effect the Scheme and the Transaction; and

(b)
a shareholder resolution of the Target to amend the articles of association of the Target by the adoption of a new article under which any Target Shares issued or transferred after the General Meeting shall either be subject to the Scheme or (after the Effective Date) shall be immediately transferred to the Bidder (or as it may direct) in exchange for the same consideration as would be due under the Scheme;

“RSUs” means the Restricted Stock Units granted by the Target to certain individuals on or before 31 March 2021;

“Sanction Hearing” means the hearing of the Court at which the order of the Court sanctioning the Scheme under section 899 of the Companies Act is sought and, if such hearing is adjourned, references to the commencement of any such hearing shall mean the commencement of the final adjournment thereof;

“Scheme” means the proposed scheme of arrangement under Part 26 of the Companies Act in connection with the Transaction between the Target and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Parties;

“Scheme Approval Condition” means the Condition relating to the Scheme becoming effective in accordance with its terms, set out in paragraphs 1 and 2(c) of Part A of Appendix 1 of the Announcement;

“Scheme Condition” means the Condition relating to the Scheme becoming effective in accordance with its terms, set out in paragraphs 1 and 2 (inclusive) of Part A of Appendix 1 of the Announcement;

“Scheme Document” means the circular to be sent to the Target Shareholders setting out, among other things, the full terms and conditions of the Scheme and the notices convening the Court Meeting and the General Meeting, including any revised or supplemental circular or document required by Applicable Law or any Relevant Authority to be published in connection with such circular;

“Scheme Shareholders” has the meaning given to the term in the Announcement;

“Scheme Shares” has the meaning given to the term in the Announcement;

“Statement of Support” means an unconditional expression of support from each of Will Shu and Tom Stafford in respect of the Transaction and the Target Independent Committee Recommendation in substantially the form set out in the Announcement (or with such changes as may be approved by the Bidder);

“Switch” has the meaning given to the term in Clause 6.1;

“Target Board Adverse Recommendation Change” means:

(a)
any failure by the Target to include the Target Independent Committee Recommendation in the Scheme Document and, if different, the circular convening the General Meeting, or where a Switch has occurred, the Target Independent Committee does not consent to the Target Independent Committee Recommendation being included in the Offer Document;

(b)
if the Target Independent Committee publicly announces that it no longer intends to make the Target Independent Committee Recommendation or that it intends to withdraw or adversely modify or qualify such recommendation;

(c)	any announcement by the Target prior to the publication of the Scheme Document by the Target that:

(i)	the Target Independent Committee no longer intends to make the Target Independent Committee Recommendation or intends to adversely modify or adversely qualify such recommendation;

(ii)	it shall not convene the Court Meeting or the General Meeting (except where a Switch has occurred); or

(iii)	it intends not to publish the Scheme Document or, if different, the circular convening the General Meeting (except where a Switch has occurred);

(d)
prior to the publication of the Scheme Document by the Target, any withdrawal, adverse qualification or adverse modification of the Target Independent Committee Recommendation without the Bidder’s prior written consent, it being understood that the issue of any holding statement(s) by the Target Independent Committee following a change of circumstances shall not constitute such a withdrawal, material adverse qualification or adverse modification (so long as any such holding statement contains an express statement that such recommendation is not withdrawn, materially adversely qualified or materially adversely modified);

(e)
if, after the Scheme has been approved by the Target Shareholders and/or the Resolutions have been approved by Target Shareholders at the General Meeting, the Target Independent Committee announces that it shall not implement the Scheme (other than: (i) in connection with an announcement of an Offer or revised offer by the Bidder or one of its concert parties for the Target in connection with a Switch; or (ii) because the Bidder has invoked any of the Conditions (with the consent of the Panel)); or

(f)
a third party announces a firm intention under Rule 2.7 of the Code to make an offer or revised offer (whether or not it is subject to the satisfaction or waiver of any pre‑conditions) for the Target which is recommended by the Target Independent Committee;

(g)
any failure by the Target to include the Statement of Support in the Scheme Document and, if different, the circular convening the General Meeting, or where a Switch has occurred, Will Shu and Tom Stafford not consenting to the Statement of Support being included in the Offer Document;

(h)	if either Will Shu and Tom Stafford publicly announces that they no longer intend to make the Statement of Support or that they intend to withdraw or adversely modify or qualify such support;

(i)
any announcement prior to the publication of the Scheme Document by the Target that Will Shu or Tom Stafford no longer intends to make the Statement of Support or intends to adversely modify or adversely qualify such support;

(j)
prior to the publication of the Scheme Document by the Target, any withdrawal, adverse qualification or adverse modification of the Statement of Support without the Bidder’s prior written consent, it being understood that the issue of any holding statement(s) by Will Shu or Tom Stafford following a change of circumstances shall not constitute such a withdrawal, material adverse qualification or adverse modification (so long as any such holding statement contains an express statement that such support is not withdrawn, materially adversely qualified or materially adversely modified);

(k)	the making of any public statement by either Will Shu or Tom Stafford which directly contradicts the Statement of Support; or

(l)
a third party announces a firm intention under Rule 2.7 of the Code to make an offer or revised offer (whether or not it is subject to the satisfaction or waiver of any pre‑conditions) for the Target which is publicly supported by Will Shu or Tom Stafford;

“Target Directors” means the directors of the Target from time to time;

“Target Employees” means the employees of the Target Group, from time to time (and each a “Target Employee”);

“Target Group” means the Target and its subsidiaries and subsidiary undertakings from time to time;

“Target Independent Committee” means the committee of the board of directors of the Target comprising all of the Target Directors, save for Will Shu and Tom Stafford, and constituted for the purposes of considering the Transaction;

“Target Independent Committee Adverse Recommendation Change” means limbs (a) to (f) of the definition of Target Board Adverse Recommendation Change;

“Target Independent Committee Recommendation” means a unanimous and unconditional recommendation from the Target Independent Committee to Target Shareholders in respect of the Transaction: (i) to vote in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting; or (ii) in the event of a Switch in accordance with the terms of this Agreement, to accept the Offer;

“Target Representative” has the meaning given to the term in Clause 11.4;

“Target Shareholders” means holders of the Target Shares from time to time;

“Target Share Plans” means the DIP, the Unapproved Options and the RSUs;

“Target Shares” means the ordinary shares of £0.005 each in the capital of the Target;

“Transaction” has the meaning given to the term in Recital (A);

“Transaction Documents” means the Confidentiality Agreement, the Clean Team Agreement and the Panel Clean Team Agreement;

“Unapproved Options” means the unapproved options granted by the Target to certain individuals on or before 31 March 2021;

“Voting Record Time” has the meaning given to the term in the Announcement or such other time and/or date as the Parties may agree in writing; and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2	In this Agreement, except where the context otherwise requires:

(a)
references to “this Agreement” or to “any other agreement or document referred to in this Agreement” is a reference to this agreement or such other document or agreement as amended, varied, supplemented, replaced or novated (in each case, other than in breach of the provisions of this Agreement or such other agreement or document) from time to time;

(b)	the expressions “acting in concert” and “concert parties” shall be construed in accordance with the Code;

(c)	any reference in this Agreement to a document being in “agreed form” means that the document in question has been agreed between or on behalf of the Bidder and the Target;

(d)	the expressions “body corporate”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act;

(e)
any reference in this Agreement to “Clauses” and “Schedules” are, unless otherwise stated, to clauses and schedules of this Agreement and references to “paragraphs” are to paragraphs of the relevant Schedule.  The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement.  Any reference to this Agreement includes the Schedules;

(f)	the expression “offer” shall have the meaning given in the Code; and the expression “takeover offer” shall have the meaning given in section 974 of the Companies Act;

(g)	references to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(h)	references to “include” or “including” are to be construed as being by way of illustration or emphasis and shall not limit or prejudice to the generality of any foregoing words;

(i)	references to “other” and “otherwise” shall not be limited by any foregoing words where a wider construction is possible;

(j)
references to a “person” include any individual, corporation, partnership, limited liability company, unincorporated body, firm, partnership, association, joint venture, trust, organisation, government, committee, department, authority or other body, or any agency or political subdivision thereof or any other entity, whether or not having separate legal personality;

(k)	a reference to “writing” or “written” means any method of reproducing words in a legible form, and, for the avoidance of doubt, include email except where otherwise expressly stated;

(l)	headings and the table of contents are for convenience only and shall not affect the interpretation of this Agreement;

(m)	unless the context otherwise requires, words in the singular include the plural (and vice versa) and references to any gender includes references to all other genders;

(n)
references in this Agreement to any statute or statutory provision or to any secondary legislation made thereunder shall be construed as a reference to such primary or secondary legislation as the same may have been, or may from time to time be, amended, varied, supplemented, replaced or re‑enacted, provided that, as between the Parties, no such amendment, variation, supplement, replacement or re‑enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(o)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(p)
(i) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(q)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(r)	references to times are to London time;

(s)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day; and

(t)	references to “£” and “pounds sterling” are to the lawful currency of England.

2.	Publication of the Announcement and the Terms of the Transaction

2.1
The obligations of the parties under this Agreement, other than this Clause 2.1, Clauses 10 to 20 (inclusive) and 22 to 24 (inclusive) and all related provisions of Clause 1, shall be conditional on the release of the Announcement through a Regulatory Information Service at or before 23:59 pm on the date of this Agreement or such later time and date as the Parties may agree (and, where required by the Code, the Panel may approve). This Clause 2.1, Clauses 10 to 20 (inclusive) and 22 to 24 (inclusive) and all related provisions of Clause 1 shall take effect on and from execution of this Agreement.

2.2
The terms of the Transaction shall be as set out in the Announcement, together with  such other terms as the Parties may agree in writing (save in the case of an improvement to the terms of the Transaction in favour of the Target Shareholders, which will be at the absolute discretion of the Bidder) and, where required by the Code, approved by the Panel.

2.3
The terms of the Transaction at the date of posting of the Scheme Document shall be as set out in the Scheme Document.  In the event that the Transaction is implemented by way of an Offer in accordance with the provisions of Clause 6, the terms of the Transaction shall be set out in the announcement of the Switch and in the Offer Document.

3.	Undertakings in relation to Clearances and Regulatory Conditions

3.1
Subject to Clause 3.2, the Bidder undertakes to the Target, to the extent permitted by Applicable Law and without prejudice to Bidder’s ability to invoke any of the Regulatory Conditions (with the consent of the Panel, if required) or their obligations under the Code, to co-operate with the Target and its professional advisers and promptly to prepare and file all necessary documentation to secure the Clearances as soon as is reasonably practicable and use all reasonable endeavours to procure the satisfaction of the Regulatory Conditions (excluding any Regulatory Conditions that have been waived by the Bidder in writing) as soon as is reasonably practicable and, in any event, in sufficient time to enable the Effective Date to occur by the Long Stop Date. Nothing in this Clause 3 shall require the Bidder to propose, discuss, negotiate, offer, accept, agree or commit to any Remedies which may be required by any Relevant Authority in connection with its assessment of the Transaction contemplated in this Agreement to the extent any such Remedies are material in the context of the combined business of the Bidder and the Target.

3.2	Except where otherwise required by Applicable Law or a Relevant Authority, the Bidder shall in consultation with the Target:

(a)
subject to Clause 3.1, determine and control the strategy for obtaining the relevant Clearances, satisfying the Regulatory Conditions and for engagement with any Relevant Authority including, if it becomes reasonably apparent to the Bidder (which shall promptly inform the Target of this fact together with any other relevant details) or to the Target (which shall promptly inform the Bidder of this fact together with any other relevant details) that Remedies will or are likely to be required to secure the relevant Clearances and to satisfy the Regulatory Conditions:

(i)	the timing and sequencing of any discussion, offer or agreement of Remedies with the Relevant Authorities; and

(ii)	the determination of Remedies agreed with Relevant Authorities;

(b)
contact and correspond with the Relevant Authorities in relation to such Clearances (including submitting and preparing all filings, notices and applications to the Relevant Authorities (in draft form where appropriate) set out in Appendix 1 to the Announcement as soon as practicable following the date of the Announcement; and

(c)
be responsible for the payment of all filing fees to the Relevant Authorities required in connection with the Clearances. Each Party shall be responsible for the legal fees concerning their respective legal advisors.

3.3
If the Target is contacted by a Relevant Authority in relation to the Clearances, it shall not respond to such Relevant Authority without having discussed and agreed the substance of the response with Bidder (unless not permitted by Applicable Law in the relevant circumstances and in any event subject to Clause 3.4(b) below) provided that Bidder’s agreement shall not be unreasonably withheld or delayed.

3.4	Except where otherwise required by Applicable Law, the Target shall:

(a)	provide the Bidder, in a timely manner and in any event before any applicable deadline or due date, with such information and assistance as may be reasonably required for:

(i)
the Bidder to determine in which jurisdictions any merger control, regulatory or other filing, notification or submission with a Relevant Authority may be necessary, expedient or appropriate for the purposes of obtaining the Clearances;

(ii)
the Bidder (and, where required, each Party) to make any filings, notifications or submissions to the Relevant Authorities as may be necessary or appropriate in connection with the obtaining of the Clearances (or for inclusion in any responses to any requests for further information consequent upon such filings, notifications or submissions); and

(iii)	all such other assistance as may reasonably be required for the purposes of obtaining the Clearances; and

(b)	ensure that all information necessary (and that is in the possession of, or reasonably obtainable by it):

(i)	for any such filings, notifications, applications or submissions (including draft versions) and responding to any information requests (whether written or oral) from any Relevant Authorities; and

(ii)	for the identification, structuring and preparation of any Remedies,

is supplied accurately and as promptly as reasonably practicable and in any event before any applicable deadline or due date.

3.5	Without prejudice to the generality of Clauses 3.1 to 3.4, and except to the extent that to do so is prohibited by Applicable Law or a Relevant Authority:

(a)
each Party shall provide such co-operation as is reasonably required by the other in connection with the preparation of filings, notifications, applications or submissions (as required) referred to in Clause 3.5(b) and in relation to the preparation of any other submissions, material correspondence or material communications to any Relevant Authority in connection with the Clearances;

(b)
the Bidder shall provide, or procure the provision of, draft copies of all filings, submissions, material correspondence and material communications (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications) intended to be sent or communicated to any Relevant Authority or otherwise in relation to obtaining any Clearances to the Target and its legal advisers at such time as will allow the Target a reasonable opportunity to provide comments on such filings, submissions, material correspondence and material communications before they are submitted, sent or made (taking due consideration of any reasonable and timely comments or suggested amendments which the Target may have in relation to any such submissions or material communications) and the Bidder shall provide the Target with copies of all such filings, submissions, material correspondence and material communications in the form finally submitted or sent (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications), subject to arrangements to protect the confidentiality of confidential and/or commercially sensitive information from the Bidder as detailed in Clause 3.9;

(c)
the Bidder shall have regard in good faith to reasonable comments made in a timely manner by the Target on draft copies of filings, submissions, applications, material correspondence and material communications provided pursuant to Clause 3.5(b);

(d)
each Party shall notify the other Party, and provide copies (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications), in a timely manner of any material correspondence or material communications from any Relevant Authority in relation to obtaining any Clearance; and

(e)
the Bidder shall keep the Target reasonably informed as to the progress of any notification submitted pursuant to Clause 3.4(a) and 3.4(b) and shall reasonably consider requests by the Target or its legal advisers to attend material meetings or material calls with any Relevant Authority or other persons or bodies (unless prohibited by the Relevant Authority, Applicable Law or other person or body) relating to obtaining any Clearance.

3.6	Each Party undertakes to keep the other Party informed promptly of:

(a)	any fact, circumstance or developments it becomes aware of or which are material or potentially material to the obtaining of a Clearance; and

(b)	the satisfaction of the Regulatory Conditions,

and the Bidder shall give notice in writing to the Target of the satisfaction or, if applicable, the non-satisfaction of a Regulatory Condition as soon as reasonably practicable and in any event within one Business Day after becoming aware of the same.

3.7
The Bidder undertakes to Target not to withdraw a filing, submission or notification made to any Relevant Authority pursuant to Clause 3.4(a) or 3.4(b) without the prior written consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed).

3.8
Subject to its obligations pursuant to Clause 3.1, nothing in this Clause 3 shall require the Bidder to be obliged to agree to or take any action or comply with any condition which would be adverse to the Bidder’s business activities, financial condition, assets or results.

3.9	If a provision of this Agreement obliges the Bidder or the Target to disclose any information to the other in connection with securing the Clearances:

(a)
that is personally identifiable information of a director, partner, officer or employee of the disclosing party or any member of the Target Group or Bidder Group (as applicable), unless that information can reasonably be anonymised (in which case the disclosing party shall provide the relevant information on an anonymous basis);

(b)
which is competitively sensitive according to Applicable Law (as ultimately determined by the Bidder’s external legal advisers in relation to the Bidder’s information and the Target’s external legal advisers in relation to the Target’s information, subject in each case to consultation with the other Party’s external legal advisers);

(c)
which the disclosing party is prohibited from disclosing by Applicable Law (including, for the avoidance of doubt, any applicable antitrust laws) or the terms of an existing contract, as ultimately determined by the Bidder’s external legal advisers in relation to the Bidder’s information and the Target’s external legal advisers in relation to the Target’s information, subject in each case to consultation with the other Party’s external legal advisers; or

(d)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal professional privilege),

such information shall be communicated between the Bidder and the Target’s legal advisors on an ‘external counsel only’ basis (with a non-confidential and redacted version of the relevant notification, submission or material communication being provided to the other Party), or, pursuant to the Clean Team Agreement or any additional procedures agreed between the Bidder and the Target to ensure compliance with all Applicable Laws provided that, neither of the Parties will be required to disclose information to the other under this Clause 3 if and to the extent such disclosure would be reasonably likely to have a material adverse effect on the disclosing Party’s legitimate business interest, and such information may be provided by the disclosing Party directly to the Relevant Authority (and in such circumstances, the disclosing Party shall provide to, or procure the provision of, the other Party a non-confidential version of such information).

4.	Scheme Document

4.1	If the Transaction is implemented by means of the Scheme, the Bidder agrees to:

(a)
as soon as reasonably practicable upon request, provide the Target (and/or its legal advisers) all such information about itself, its directors and the Bidder Group and shall request and, to the extent it receives shall provide, such information any other person acting in concert with the Bidder, as may reasonably be requested and which is required by the Target and/or its legal advisers (including any information required by the Code or under other Applicable Law) for inclusion in the Scheme Document or in any other documentation required to be produced by the Target in connection with the Scheme;

(b)
as soon as reasonably practicable upon request, provide the Target with all such other assistance and access (including to personnel) as may be reasonably required in connection with the preparation of the Scheme Document and any other document required under the Code or other Applicable Law to be published in connection with the Scheme, including access to, and ensuring the provision of reasonable assistance by, the Bidder’s relevant professional advisers; and

(c)
to procure that each relevant Bidder Responsible Person accepts responsibility, as applicable and in the terms required by the Code, for all the information (including any expressions of opinion) in the Scheme Document and any other document required by the Code or other Applicable Law to be published in connection with the Scheme, relating to themselves (and their close relatives (as defined in the Code)) related trusts and companies and persons connected with them), the Bidder Group, persons acting in concert with the Bidder, the financing of the Transaction, information on the Bidder’s future plans for the Target Group, its business and its management, employees and pensions scheme, any statements of opinion, belief or expectation of the Bidder or the Bidder Directors in relation to the Transaction following the Effective Date and any other information in the Scheme Document for which an offeror and/or any directors of an offeror are required to accept responsibility under the Code or other Applicable Law.

4.2
The Bidder shall correct any information provided by it for use in the Scheme Document or any other document to be prepared in connection with the Scheme to the extent that such information has become false or misleading as promptly as reasonably practicable after it becomes aware that such information has become false or misleading, and shall notify the Target as promptly as reasonably practicable after it becomes aware that such information has become false or misleading.

5.	Implementation of the Transaction

5.1
The Parties intend that the Scheme Document shall be published and dispatched as soon as reasonably practicable and in any event within 28 days of the Announcement (or such later date as the parties may jointly agree, each acting reasonably, and with the consent of the Panel).

5.2	Where the Transaction is being implemented by way of the Scheme, the Bidder undertakes:

(a)	to deliver a notice in writing to the Target by no later than 8.00 p.m. on the Business Day immediately preceding the Sanction Hearing confirming either:

(i)	the satisfaction and/or waiver of all Conditions (other than the Scheme Approval Conditions); or

(ii)
its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which the Bidder reasonably considers entitles it to invoke such Condition or treat it as unsatisfied or incapable of satisfaction and why the Bidder considers such an event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition; and

(b)
to instruct counsel to appear on its behalf at the Sanction Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to the Bidder and to the extent that all Conditions other than the Scheme Approval Conditions have been satisfied and/or waived prior to or on the date of the Sanction Hearing.  The Bidder shall provide such documentation or information as may reasonably be required by the Target’s counsel or the Court in relation to such undertaking.

5.3
The Bidder agrees (subject to any restriction under Applicable Law) that if it intends to seek the permission of the Panel to invoke a Condition, it will, so far in advance as is reasonably practicable and prior to approaching the Panel, notify the Target of its intention.

6.	Switching to an Offer

6.1
The Parties intend as at the date of this Agreement that the Transaction will be implemented by way of the Scheme. However, the Bidder shall be entitled, with the consent of the Panel, to elect at any time to implement the Transaction by way of the Offer, rather than the Scheme (a “Switch”) but only if:

(a)	the Target provides its prior written consent in respect of the Switch (an “Agreed Switch”);

(b)
a third party announces a firm intention to make an offer (whether or not subject to the satisfaction or waiver of any pre-conditions) under Rule 2.7 of the Code for the entire issued, and to be issued, share capital of the Target, which would result in any person other than the Bidder and/or persons acting in concert with the Bidder acquiring control (as defined in the Code) of the Target;

(c)	a Target Board Adverse Recommendation Change occurs; or

(d)
the Target adjourns one or more of the General Meeting, Court Meeting or the Sanction Hearing, in each case without the prior written consent of the Bidder and other than if such adjournment is caused by logistical or practical reasons beyond the Target’s reasonable control.

6.2	In the event of an Agreed Switch, unless otherwise agreed between the Parties or required by the Panel and provided none of the circumstances referred to in Clauses 6.1(b) to 6.1(d) have arisen:

(a)
the Acceptance Condition shall be set at 75 per cent. of the Target Shares to which the Offer relates (or such other percentage as may be required by the Panel or as may be agreed between the Parties in writing) after (to the extent necessary) consultation with the Panel, being in any case more than 50 per cent. of the Target Shares;

(b)	the Bidder shall:

(i)
consult with Target in a timely manner the form and content and timing of publication of joint announcements relating to the Agreed Switch and its implementation and any proposed changes to the timetable in relation to the implementation of the Agreed Switch;

(ii)	prepare, as soon as reasonably practicable the Offer Document and related form of acceptance; and

(iii)
allow the Target reasonable opportunity to provide comments on the content and timing of publication of, the Offer Document and the related form of acceptance, and shall consider in good faith comments proposed by the Target and received by the Bidder within a reasonable period prior to publication;

(c)
the Bidder agrees to seek the Target’s approval of the contents of the information on the Target or otherwise for which the Target Directors are taking responsibility, contained in the Offer Document before it is published, and to afford Target a reasonable opportunity to consider such document in order to give its approval of such information (such approval not to be unreasonably withheld, conditioned or delayed);

(d)
the Bidder shall not take any action (including publishing an ACIN or specifying in the Offer Document an unconditional date which is earlier than Day 60 (as defined in the Code)) which would cause the Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of any Acceptance Condition, prior to midnight on Day 60 (or such later date as it set in accordance with Rule 31.3 of the Code) and the Bidder shall ensure that the Offer remains open for acceptance until such time;

(e)	the Bidder shall not, without the prior written consent of Target, make any acceleration statement (as defined in the Code);

(f)
if at any time during the period between the publication of the Offer Document and 5.00 p.m. on the second day prior to Day 39 (as defined in the Code), it becomes reasonably expected that any outstanding Clearance is not likely to be obtained (or waived, if applicable) prior to Day 60 (as defined in the Code, the Bidder shall promptly consult with the Target as to whether a suspension to the offer timetable should be sought pursuant to Rule 31.4(a) of the Code and, if agreed between the Parties, seek, jointly with the Target, the consent of the Panel to suspend the offer timetable in accordance with the terms of the Code;

(g)
the Bidder agrees that, subject to the terms of this Agreement, the Offer shall be made in accordance with the terms and conditions set out in the Announcement (with any modifications or amendments to such terms and conditions as may be required by the Panel or which are necessary as a result of a switch from the Scheme to the Offer);

(h)
the Bidder shall keep Target informed, on a regular and confidential basis and in any event within two (2) Business Days following a written request from the Target, of the number of Target Shareholders that have: (i) validly accepted the Offer; (ii) validly withdrawn their acceptance of the Offer; and/or and (iii) incorrectly submitted their acceptance or withdrawal of the Offer, and in each case the identity of such shareholders and the number of Target Shares to which such forms relate; and

(i)
the Bidder shall ensure that, other than the Acceptance Condition, the only conditions to the Offer shall be the Conditions (it being agreed that the Scheme Conditions will also be excluded), unless the Parties agree otherwise in writing or with any modification or amendments to such terms and conditions as may be required by the Panel.

6.3	The Parties agree that in the case of any Switch, save as expressly set out in this Clause 6:

(a)	all the provisions of this Agreement shall continue to apply; and

(b)
all the provisions of this Agreement relating to the Scheme and Scheme Document and its implementation shall apply to the Offer, Offer Document and its implementation mutatis mutandis with the minimum amendment as is reasonably required to account for the different implementation method, save as set out in this Clause 6.

6.4
The Bidder warrants that it is not, at the date of the Agreement, and undertakes (for so long as this Agreement is in force) that it shall not become, without the prior written consent of the Target and following the date of this Agreement, required to make a mandatory offer for the Target pursuant to Rule 9 of the Code.

7.	Target Share Plans and employee retention-related matters

7.1	The provisions of Schedule 1 shall apply in respect of the Target Share Plans and certain Target Employee retention-related matters.

8.	Directors’ and Officers’ Insurance

8.1
To the extent permitted by Applicable Law, for six years following the Effective Date, the Bidder shall procure that the members of the Target Group honour and fulfil their respective obligations (if any) existing as at the date of this Agreement to indemnify their respective current and former directors and officers and to advance expenses, and provide all reasonable assistance to such current or former directors and officers to the extent they need to make a claim against any directors’ and officers’ insurance policy (including any associated run off cover), in each case with respect to matters existing or occurring at or prior to the Effective Date.

8.2
The Bidder acknowledges that the Target may purchase, at any time prior to or following the Effective Date, directors’ and officers’ liability insurance cover for both current and former directors and officers of the Target and any member of the Target Group, including directors or officers who retire or whose employment is terminated as a result of the Transaction, for acts or omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurer(s) and provide cover, in terms of quantum and scope, substantially equivalent to and in any event no less favourable than that provided under the Target Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

9.	Termination

9.1
Subject to Clauses 9.2 and 9.3, this Agreement shall terminate with immediate effect (save for termination of this Agreement by the Target pursuant to Clause 9.1(c)(i)) and all rights and obligations of the Parties under this Agreement shall cease:

(a)	if agreed in writing between the Parties;

(b)
if the Announcement is not released at or before the time specified in Clause 2.1 (unless prior to that time the Parties have agreed another time and date in accordance with Clause 2.1, in which case, such other time and date shall apply for the purposes of this Clause 9.1(b));

(c)	upon service of written notice by the Target to the Bidder, if one or more of the following occurs:

(i)
a Target Independent Committee Adverse Recommendation Change occurs (and in the event that the Target serves written notice to the Bidder in respect of the termination of this Agreement following the occurrence of a Target Independent Committee Adverse Recommendation Change, this Agreement shall terminate on the day that is 14 days following the date on which the Target Independent Committee Adverse Recommendation Change occurs); or

(ii)
if the Transaction is being implemented by way of Scheme, if the Scheme is not approved by the requisite Target Shareholders at the Court Meeting and/or the Resolutions are not passed at the General Meeting or the Court makes a final determination not to sanction the Scheme;

(d)	upon service of written notice by the Bidder to the Target, if one or more of the following occurs:

(i)	a Target Board Adverse Recommendation Change occurs; or

(ii)
if the Transaction is being implemented by way of Scheme, if the Scheme is not approved by the requisite Target Shareholders at the Court Meeting and/or the Resolutions are not passed at the General Meeting or the Court makes a final determination not to sanction the Scheme;

(iii)
if the Transaction is being implemented by way of Scheme and other than where an Agreed Switch has occurred the Court Meeting, the General Meeting or the Sanction Hearing is/are not held on or before the 22nd day after the expected date of such meeting or hearing as set out in the Scheme Document (or such later date, if any: (A) as may be agreed in writing between the Parties; or (B) as may be specified by the Bidder with the consent of the Panel, and in each case that (if so required) the Court may allow)); or

(iv)	any Condition which is incapable of waiver has become incapable of satisfaction by the Long Stop Date, in circumstances where the invocation of the relevant Condition is permitted by the Panel;

(e)
if the Transaction (whether implemented by way of the Scheme or Offer, as case may be) lapses, terminates or is withdrawn on or prior to the Long Stop Date and, where required, with the consent of the Panel (other than where such withdrawal, lapse or termination is: (A) as a result of an Agreed Switch; or (B)  otherwise to be followed within five Business Days (or such other period as the Parties may agree) by an announcement under Rule 2.7 of the Code made by the Bidder or a person acting in concert with the Bidder (or deemed to be acting in concert with the Bidder) to implement the Transaction by a different offer or scheme on substantially the same or improved terms);

(f)	unless otherwise agreed by the Parties in writing or required by the Panel, if the Effective Date has not occurred by the Long Stop Date; or

(g)	upon service of written notice by the Bidder to Target or Target to the Bidder, if a Competing Proposal completes, becomes effective or is declared or becomes unconditional in all respects.

9.2	Termination of this Agreement shall be without prejudice to the rights of any of the Parties which have arisen prior to termination, including any claim in respect of a breach of this agreement.

9.3
This Clause 9 and Clauses 10 to 21 (inclusive) and 23 to 24 (inclusive) and all related provisions of Clause 1 shall take effect on and from execution of this Agreement shall survive termination of this Agreement.

10.	Code

10.1
Nothing in this Agreement shall in any way limit the Parties' obligations (or the obligations of the Parties’ respective boards of directors or other members of the Target Group or the Bidder Group) under the Code or any other Applicable Law and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.

10.2
The Parties agree that, if the Panel determines that any provision of this Agreement that requires the Target or the Target Directors to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.

10.3
Nothing in this Agreement shall oblige the Target or the Target Directors to recommend an Offer or a Scheme proposed by the Bidder, any member of the Bidder Group or any other person acting in concert with the Bidder.

11.	Warranties and undertaking

11.1	Each Party warrants to the other Party, on the date of this Agreement, that:

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	the obligations expressed to be assumed by it hereunder are valid and binding and enforceable against it in accordance with their terms; and

(c)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument which is material in the context of the Transaction to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

11.2	The Bidder warrants to the Target on the date of this Agreement that no resolutions or approvals of its shareholders are required to enter into and implement the Transaction.

11.3
Neither Party shall have any claim against the other Party pursuant to Clauses 11.1 or 11.2 for misrepresentation or breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).

11.4
The Bidder acknowledges and agrees that any information and/or assistance provided by any of the Target’s directors, officers, employees or advisers (each a “Target Representative”) to the Bidder and/or any member of the Bidder Group or any of their respective directors, officers, employees or advisers (each a “Recipient”), whether before, on or after the date of this Agreement: (i) pursuant to the obligations of the Target under or otherwise in connection with this Agreement or the Transaction Documents; or (ii) in connection with the Transaction, shall in each case be (and have been) given on the basis that the relevant Target Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that any of the Recipients may suffer as a result of the provision of any such information and/or assistance, save in each case for loss or damage to the extent resulting from such Target Representative’s fraud or fraudulent misrepresentation.

12.	Notices

12.1	Any communication in any form to be given or made by a Party in connection with this Agreement must be in writing and must be given by one of the following methods:

(a)	by hand (including by courier or process server) to the address of the addressee;

(b)	by pre-paid registered post to the address of the addressee; or

(c)	by email to the email address of the addressee,

being the address or email address (as applicable) specified in Clause 12.2 in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address in the United Kingdom, or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given to the other Party in accordance with this Clause.

12.2	The relevant address and specified contact details for each of the Parties at the date of this Agreement are as follows:

Target:

Address:	The River Building, Level 1, Cannon Bridge House, 1 Cousin Lane, London EC4R 3TE
For the attention of:	[***]
Email:	[***]

with a copy to (which shall not constitute notice) to:

Address:	White & Case LLP
5 Old Broad Street
London, EC2N 1DW
United Kingdom
For the attention of:	[***]
Email:	[***]

Bidder:

Name:	DoorDash, Inc.
Address:	303 2nd Street, South Tower, 8th Floor, San Francisco, CA 94107
Attention:	[***]
Email:	[***]
[***]

with a copy to (which shall not constitute notice) to:

Address:	Latham and Watkins (London) LLP, 99 Bishopsgate, London EC2M 3XF, United Kingdom

For the attention of:	[***]
Email:	[***]

12.3	Any such notice shall be deemed to be received and therefore to have been given:

(a)	in the case of a notice given by hand (including by courier or process server), at the time when the notice is left at the relevant address;

(b)	in the case of a notice given by registered mail, one Business Day after posting; or

(c)	if sent by email, at the time of transmission.

Where delivery occurs outside Working Hours, the notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

12.4	All amendments to a Party’s notice details for the purposes of this Clause 12 shall be made by notice to the other Party given in accordance with this Clause 12.

13.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Party any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.	Variations

No amendment or variation of this Agreement shall be effective unless it is made in writing (which, for this purpose, does not include email) and is signed by or on behalf of all of the Parties.

15.	Severance and Validity

15.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Applicable Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Applicable Law of any other jurisdiction of that or any other provision of this Agreement,

and if such provision would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

16.	Entire Agreement

16.1
The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Transaction Documents, which shall remain in full force and effect notwithstanding the execution of this Agreement.

16.2
This Agreement, together with the Transaction Documents, constitutes the whole agreement between the Parties and supersede any prior written or oral arrangement, understanding or agreement between them relating to the Transaction. All terms implied by law are excluded to the fullest extent permitted by law.

16.3
Each Party acknowledges and confirms that it has not entered into this Agreement or any of the Transaction Documents on the basis of any representation, warranty, undertaking or other statement whatsoever (for the purposes of this Clause 16, a “Statement”), other than as expressly set out in this Agreement or the relevant Transaction Document.

16.4
Each Party agrees that the only rights and remedies available to it arising out of or in connection with a Statement shall be for breach of contract as expressly provided in this Agreement or the relevant Transaction Document.

16.5	Nothing in this Clause 16 shall operate to limit or exclude any liability for fraud.

17.	No Rights Under Contracts (Rights of Third Parties) Act 1999

17.1
Each of the third parties to whom Clauses 8 or 11.4 applies may under the Contracts (Rights of Third Parties) Act 1999 enforce the terms of Clauses 8 or 11.4 (as applicable). This right is subject to: (i) the rights of the parties to rescind or vary this Agreement without the consent of any other person and; (ii) the other terms and conditions of this Agreement.

17.2	Except as set out in Clause 17.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.	Assignment

This Agreement is personal to the Parties and no Party may assign or otherwise transfer all or any of its rights and obligations under this Agreement without the prior written consent of the other Party.

19.	Fees and Expenses

Except as otherwise provided in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

20.	No Partnership

No provision of this Agreement creates a partnership between the Parties or makes a Party the agent of the other Party for any purpose.  A party has no authority or power to bind, to contract in the name of, or to create a liability for another party in any way or for any purpose.

21.	Further Assurance

Each Party shall (and shall procure that members of its Group shall and shall use reasonable endeavours to procure that any relevant third party shall), at its own cost, use reasonable endeavours to, or procure the doing of all acts that any relevant third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

22.	Counterparts

This Agreement may be executed in counterparts, and by each Party on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail (pdf) shall be an effective mode of delivery.

23.	Governing Law and Jurisdiction

23.1	This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.

23.2
The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any Proceedings arising out of or in connection with this Agreement and, for such purposes, irrevocably submit to the jurisdiction of such courts.  Nothing in this paragraph shall (or shall be construed so as to) limit the right of the Parties to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings by the Parties in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

24.	Agent for Service of Process

24.1	The Bidder appoints Vistra Trust Company Limited of 7th Floor, 50 Broadway, London SW1H 0DB as its agent for service of process in England.

24.2
If the person appointed as agent for service of process in Clause 24.1 ceases to act as such, the Bidder shall immediately appoint another person to accept service of process on its behalf in England and notify the Target of such appointment.  If it fails to do so within ten (10) Business Days, the Target shall be entitled by notice to the Bidder to appoint a replacement agent for service of process.

In Witness Whereof this Agreement has been entered into by the Parties hereto on the day and year first above written.

[Signature pages to follow]

Executed by Scilla Grimble Acting for and on behalf of Deliveroo plc	) ) )	/s/ Scilla Grimble …………………………………………… Signature

[Signature Page to Co-Operation Agreement]

Executed by Tia Sherringham Acting for and on behalf of DoorDash, Inc.	) ) )	/s/ Tia Sherringham …………………………………………… Signature

[Signature Page to Co-Operation Agreement]

Schedule 1

Target Share Plans and Employee Proposals

Target and Bidder agree that the following arrangements will, where appropriate and subject to the Transaction becoming effective in all respects, be implemented with respect to the Target Share Plans.

In the event that the Transaction is effected by way of a takeover offer, references to (i) “Court Sanction Date” in this Schedule 1 shall be read as if they refer to the date on which the takeover offer becomes or is declared by Bidder to be unconditional in all respects; and (ii) “Scheme Record Time” shall be read as if they refer to the Business Day prior to the date on which the takeover offer becomes or is declared by Bidder to be unconditional in all respects.

Part 1 – Target Share Plans

1.	Definitions and Interpretation

1.1	In this Schedule 1, the terms and expressions listed in this paragraph 1 shall have the meanings set out in this paragraph 1.

“Award” means an option or other right to acquire Target Shares granted pursuant to one of the Target Share Plans;

“Cashless Exercise Facility” means an arrangement to enable the Exercise Price and any Employment Taxes relating to any Award to be withheld from the cash consideration due to the applicable Participant on the transfer of his or her Target Shares to Bidder under the Scheme, with the direction that such withheld amounts are paid to Target in satisfaction of the Exercise Price and, if applicable, to allow Target to account to the relevant tax authority for the Employment Taxes;

“Court Sanction Date” means the date on which the Court sanctions the Scheme at the Sanction Hearing;

“Deliveroo Incentive Plan” or “DIP” means the Deliveroo Incentive Plan approved by the Target shareholders on 30 March 2021, as amended;

“DSP Award” means an Award granted pursuant to the DIP designated as a being a deferred share award;

“Employment Taxes” means income tax and/or employee’s national insurance contribution (or any equivalent tax or contribution arising in any jurisdiction outside the United Kingdom) arising in connection with any Award and for which, under the terms of the Award or the applicable Target Share Plan, the Participant is liable;

“Exercise Price” means, in relation to any Award, the amount payable by the Participant in connection with the exercise of the Award;

“Participant” means a holder of a subsisting Award or Awards and, in the case of Awards to be granted in accordance with paragraph 4.2 of Part 1 of this Schedule 1, holders of such Awards;

“PSP Award” means an Award granted pursuant to the DIP and designated as a performance share award;

“RSP Award” means an award granted pursuant to the DIP and designated as a restricted share award;

“Rule 15 Letter” means the communications to be prepared and sent by Target and Bidder to each of the Participants in satisfaction of Bidder’s obligations under Rule 15 of the Takeover Code;

“Scheme Record Time” means the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. UK time on the Business Day immediately prior to the Effective Date, or such other time and date as the parties may agree and set out in the Scheme Document;

“Target Remuneration Committee” means the remuneration committee of the board of directors of the Target;

“Target Remuneration Policy” means the Target directors’ remuneration policy approved by Target Shareholders from time to time; and

“Target Share Plans” means the DIP, the Unapproved Options and the RSUs,

In this Schedule 1, references to a “paragraph” shall refer to those of this Schedule 1 unless stated otherwise.

2.	Outstanding Awards

2.1
The following table sets out the number of Target Shares subject to options and awards that are either: (i) outstanding under the Target Share Plans as at the date of this Agreement; or (ii) expected to be granted in May and June 2025 including, without limitation, the Relevant Awards (together the “Awards”):

Target Share Plan	Form of award(s)	Number of Target Shares subject to outstanding awards / options
Deliveroo Incentive Plan	RSP Award	67,812,875
Deliveroo Incentive Plan	PSP Award	33,356,822
Deliveroo Incentive Plan	DSP Award	3,244,474
Unapproved Options	Options	16,152,570
RSUs	RSUs	15,358,200
Total		135,924,941

2.2	There are no outstanding dividend or dividend equivalent awards outstanding under any of the Target Share Plans.

3.	General

3.1
Target and the Bidder acknowledge and agree that the Scheme Record Time shall take place after the Sanction Hearing, to allow those participants in Target Share Plans who acquire Target Shares on or before the Sanction Hearing and to have those Target Shares acquired by Bidder and dealt with through the Scheme;

3.2	Subject to confidentiality and regulatory requirements, Target and Bidder will (and will procure that their respective advisers will):

(a)
co-operate and Target shall provide such details in relation to the Target Share Plans and Awards as are reasonably required by the Bidder in order to facilitate the implementation of the arrangements set out in this Schedule 1; and

(b)
use reasonable endeavours to ensure that, so far as is reasonably possible, the proposals to be put to the Participants are formulated with a view to maintaining any reliefs available in respect of Employment Taxes and/or corporation taxes.

3.3	Target will, or will procure that its advisors will:

(a)
prepare, in a form to be agreed between Target and Bidder, Rule 15 Letters to each of the Participants in the Target Share Plans to inform them of the impact of the Scheme on their Awards and any actions they may need to take in connection with their Awards as a result of the Scheme and to  enable Bidder to satisfy its obligations under Rule 15 of the Takeover Code; and

(b)
send, or arrange for the sending of, such Rule 15 Letters to the Participants as soon as reasonably practicable after the Scheme Document has been posted (or at such later time as Target and Bidder agree).

3.4
At the Target General Meeting, Target will propose an amendment to the articles of association of Target by the adoption and inclusion of a new article pursuant to which, subject to the Scheme becoming effective, any Target Shares issued following the Scheme Record Time will be automatically sold and transferred to the Bidder for consideration that is equivalent to the consideration offered for the Target Shares acquired under the Scheme (save that if there is any reorganisation of, or material alteration to, the Target’s share capital after the Scheme Record Time, the value of any such consideration may be adjusted in an appropriate manner to reflect such reorganisation or alteration).

3.5
Any bonus, vesting or exercise of Awards or other payments described in this Schedule 1 will be subject to the usual deductions for applicable taxes and National Insurance contributions (or equivalent taxes, levies and social security charges in other jurisdictions), where such taxes or contributions are required to be withheld.

3.6
Bidder acknowledges that Target and/or its advisers may make any submission to the Panel which it deems necessary to implement the arrangements referred to in this Schedule 1, having consulted with Bidder before making such submission, and Bidder agrees to co-operate as soon as possible and in good faith in the making of any such submission.

4.	Operation of the Target Share Plans by Target prior to the Effective Date

4.1
Bidder acknowledges and agrees that at any time prior to the Effective Date, the Target Board (and, where appropriate, the Target Remuneration Committee) may determine the treatment for Awards held by leavers as they consider reasonable and appropriate in accordance with the rules of the Target Share Plans and Target’s normal practice, modified as the Target Remuneration Committee considers reasonable and appropriate to take account of the Transaction or any change in regulation and subject to Rule 21.1 of the Takeover Code and shall take all actions as they consider necessary to implement the proposals in relation to the Target Share Plans as outlined in this Schedule 1.

4.2
Bidder acknowledges that after the date of this Agreement, subject to any applicable dealing restrictions or other regulatory requirements, the Target Remuneration Committee intends to grant Awards under the DIP in accordance with its established practice, the rules of the DIP and the remuneration policy of Target. Other than as described in paragraph 5 the Target Remuneration Committee only intends to grant further Awards under any Target Share Plans in accordance with its established practice including as to timing and level of awards.

5.	Share Plan Proposals

DIP - Executive Directors

5.1
The Bidder acknowledges that it is the intention of the Target that PSP Awards are granted over Target Shares to the Target executive directors at 400% of each individual's salary and an RSP Award is granted over Target Shares to the Target CFO at 300% of her salary (together the “Relevant Awards”) as soon as practicable after shareholder approval of the Target Remuneration Policy at the Target annual general meeting to be held in May 2025.

(a)
It is intended that the value of and number of Target Shares over which the Relevant Awards will be granted will be referenced to the Target share price of £1.287 used for the purposes of granting the PSP Awards to other participants in March 2025 (the “March Grant Price”) in recognition that the Relevant Awards were proposed as part of the Target’s annual award cycle for the current financial year.

(b)
If it is not possible to grant the Relevant Awards on the basis of the March Grant Price, the Bidder agrees that arrangements will be put in place to provide value to the Target executive directors to take account of the difference between the March Grant Price and the Target share price used to determine the number of Target Shares over which the Relevant Awards are granted.

(c)	The Relevant Awards, if granted, will be subject to paragraphs 5.2 to 5.5 (inclusive) of this Part 1 of Schedule 1.

5.2
The Bidder acknowledges that the Target Remuneration Committee shall exercise its discretion pursuant to the DIP such that a portion of Awards that are outstanding but have not vested on the Court Sanction Date shall vest as follows:

DIP -Executive Awards

(a)	DSP Awards, all such unvested Awards shall vest in full;

(b)	PSP Awards, the unvested portion that will vest shall be determined by:

(i)	first, applying the applicable performance conditions on such basis as the Target Remuneration Committee considers appropriate; and

(ii)
second, calculating the number of Target Shares in respect of which the relevant PSP Award will vest on the date of the Court Sanction Date (using the formula x / y, where x is the number of months that have elapsed since the start of the relevant performance period of the PSP Award, and y is the number of total number of months in the performance period of the PSP Award), and the unvested portion shall be replaced by an award of equivalent value over Bidder shares of common stock in accordance with paragraph 5.4;

(c)	the RSP Award for the CFO that forms part of the Relevant Awards shall vest in accordance with the formula in paragraph 5.2(b)(ii).

DIP - All-employee Awards

(d)	RSP Awards, all unvested awards shall lapse on the Court Sanction Date and shall be replaced by an award of equivalent value over Bidder shares of common stock in accordance with paragraph 5.4.

If the Awards comprise conditional share awards, these Awards shall be settled, pursuant to the DIP prior to the Scheme Record Time as set out in this paragraph 5.2, provided that the relevant Participant remains in employment and is not under notice of termination at 11:59 p.m. on the Court Sanction Date

5.3
Bidder acknowledges that based on information available to the Target Remuneration Committee as at the date of this Agreement, it is the current intention of the Target Remuneration Committee that performance conditions applicable to the PSP Awards will be satisfied as to 95% for the PSP Awards granted in 2023, 68.1% for the PSP Awards granted in 2024 and 100% for the PSP Awards granted in 2025.

5.4
The Bidder acknowledges that if and to the extent that any Award is held by a Participant who remains in employment and is not under notice of termination at 11:59 p.m. on the Court Sanction Date was either an RSP Award which has not vested prior to the date of the Court Sanction Date and lapsed in accordance with paragraphs 5.2(c) and (d) or an outstanding PSP Award which has not vested prior to the date of the Court Sanction Date and does not vest in accordance with the exercise of the Target Remuneration Committee’s discretion described in paragraph 5.2(b) above, the relevant unvested portion of such Award (each an “Unvested DIP Award”) shall be replaced by an award of equivalent value over Bidder shares of common stock  (a “Replacement DoorDash Award”). Each Replacement DoorDash Award shall be granted pursuant to the Bidder’s 2020 Equity Incentive Plan (the “EIP”) and:

(a)	shall not be subject to any performance conditions;

(b)
shall vest over the period which the remaining portion of the Award it replaces would have vested, but on a quarterly basis in line with the normal quarterly vesting dates applicable under the EIP, subject to the participant’s continued employment and the leaver provisions specified in the EIP;

(c)
shall be granted on or as soon as practicable after the Effective Date (and in any event no later than 30 days after the Effective Date) over such number of Bidder shares of common stock calculated using an appropriate exchange ratio which reflects the Offer Price and the Bidder average closing share price of the month prior to the grant date of the Replacement DoorDash Award rounded down to the nearest whole share of Bidder common stock.

5.5	The Target and the Bidder note that in the Rule 15 Letters to be sent to Participants in the DIP, it will be proposed that:

(a)	in relation to those Participants that hold Awards comprising share options:

(i)
such share options held by Participants that have either vested and are outstanding or are outstanding but vest in accordance with paragraph 5.2 above on the Court Sanction Date may be exercised with effect from the date of the Court Sanction Date;

(ii)	should the Participants agree to the proposal in paragraph 5.5(a)(i) then a Cashless Exercise Facility will be made available to them in respect of their outstanding and vested share options;

(iii)
if the Participants holding share options do not accept the proposal outlined in paragraphs 5.5(a)(i)and 5.5(a)(ii) above, outstanding and vested share options will lapse if they are not exercised by the date that is six months after the Court Sanction Date; and

(b)	the Participants’ Unvested DIP Awards shall be replaced by the Replacement DoorDash Awards (in accordance with paragraph 5.4).

Pre-IPO Unapproved Options

5.6	Target hereby confirms that:

(a)
as at the date of this Agreement, all Unapproved Options have vested and the number of Target Shares subject to outstanding Unapproved Options is as set out in paragraph 2 and no further Unapproved Options will be granted;

(b)
the Target Remuneration Committee has, in respect of Unapproved Options granted that are outstanding and vested on the date of the Court Sanction Date, determined that such Unapproved Options may be exercised from the relevant date of vesting up to and including the Court Sanction Date (or such earlier date as applicable to the relevant Unapproved Option pursuant to its terms) in accordance with the terms of each Unapproved Option.  To the extent an Unapproved Option is not exercised on or before the Court Sanction Date, such Unapproved Option shall lapse immediately thereafter.

5.7	Target and Bidder hereby agree that, in the Rule 15 Letters to be sent to Participants that hold Unapproved Options, the following proposals will be made:

(a)	the Unapproved Options held by Participants that are outstanding and vested on the date of the Court Sanction Date may be exercised prior to and with effect from the date of the Court Sanction Date;

(b)	should the Participants agree to the proposal in paragraph 5.7(a) then a Cashless Exercise Facility will be made available to them in respect of their outstanding and vested Unapproved Options; and

(c)
if the Participants holding Unapproved Options do not accept the proposal outlined in paragraphs 5.7(a) and 5.7(b) above, outstanding and vested Unapproved Options will lapse if they are not exercised by the Court Sanction Date.

Pre-IPO RSUs

5.8	Target hereby confirms that:

(a)	as at the date of this Agreement, the number of Target Shares subject to outstanding RSUs is as set out in paragraph 2;

(b)	no further RSUs will be granted; and

(c)	the RSUs will automatically vest in full immediately prior to the Court Sanction Date in accordance with the terms of each agreement relating to the RSUs.

6.	Employee Benefit Trust

6.1	As at 30 April 2025, the Employee Benefit Trust (“EBT”) held 40,486,462 Target Shares.

6.2
The Bidder acknowledges that the EBT trustee may, in the ordinary course, and at the direction of the Target, continue to subscribe for Target Shares for the purpose of satisfying Awards under the Target Share Plans.

6.3
The Bidder and Target acknowledge that the expectation is that the Target will recommend that the trustee of the EBT use the Target Shares held in the EBT to satisfy the vesting and / or exercise of outstanding Awards in priority to the issue of new Target Shares or to the transfer out of treasury of Target Shares held by the Target.

Part 2 – Employees

1.	Definitions and Interpretation

1.1	In this Part 2 of Schedule 2, the terms and expressions listed in this paragraph 1 shall have the meanings set out in this paragraph 1.

“Continuing Employee” has the meaning set out in paragraph 2.2;

“Qualifying Termination” means:

(a)	any termination taking effect after the Effective Date by reason of the Continuing Employee’s redundancy, as defined by applicable law;

(b)
a termination taking effect after the Effective Date by reason of the Continuing Employee’s resignation where: (i) the Continuing Employee’s role has been substantially diminished as a result of the Target ceasing to be a listed company; or (ii) without the Continuing Employee's express written consent there is a material reduction in the Continuing Employee's compensation, benefits and allowance (including pensions and benefits) package and incentive opportunities  (acknowledging that such opportunities need not be in the same form of cash or equity) taken together as a whole.

2.	Employee Proposals

Ordinary course of business arrangements

2.1
The Bidder acknowledges and agrees that prior to the Effective Date, the Target may carry out annual (or other periodic) pay reviews, one-off bonus awards, including awards made on hiring, pay negotiations and appraisals, recruitment and promotion rounds in the ordinary course of business and consistent with past practice provided that the Bidder shall be consulted in respect of any proposed material changes to the compensation or any recruitment, promotion or compensation decisions impacting an employee in grade L7 or higher.

Maintenance of compensation and benefits

2.2
The Bidder will, for the Target Employees who remain in employment within the Bidder Group (the “Continuing Employees”) for the twelve-month period immediately following the Effective Date, observe the existing material terms and conditions of employment of the Continuing Employees (whether based in the United Kingdom or elsewhere) of the Target Group, in accordance with Applicable Laws. For the avoidance of doubt the parties agree that an amendment to an individual's job title or reporting line will not be considered a change to a material term and condition of employment for these purposes.

2.3
The Bidder agrees, in respect of each Continuing Employee, that for the 12-month period immediately following the Effective Date it shall, or shall cause the relevant employing entity in the Bidder Group to:

(a)	maintain at least the same contractual base salary or wage rate as was provided to each such Continuing Employee immediately before the Effective Date; and

(b)
provide a compensation and benefits (including pension benefits) package, and incentive opportunities (but such opportunities need not be in the same form of cash or equity as it currently provided by the Target) which, taken together as a whole, are no less favourable in the aggregate than those provided to such Continuing Employee immediately before the Effective Date.

Severance arrangements

2.4
The Bidder agrees that, if any Continuing Employee is the subject of a Qualifying Termination or gives or receives notice as a result of a Qualifying Termination, in each case at any time from and including the Effective Date until the end of the calendar day falling 12 months after the Effective Date (provided that notice is served on or after the Effective Date) such Continuing Employee will, at a minimum, in addition to their contractual and statutory entitlements:

(a)	receive the greater of:

(i)	an enhanced redundancy package (inclusive of statutory redundancy) consisting of:

(A)	a cash payment equal to one week of their respective base salary for each six months that the Continuing Employee has been employed by the Target Group; and

(B)	a cash payment equal to three weeks of their respective base salary; and

(ii)	the statutory redundancy package applying in the country that the Continuing Employee is resident;

(b)
receive any bonus entitlement (to the extent that the relevant employee was eligible to receive a bonus had there been no termination or notice of termination) calculated on a pro-rata basis to the date of cessation of active employment, excluding any period where the Continuing Employee is on “garden leave” or similar in any jurisdiction;

(c)	not be entitled to any acceleration of vesting of their Replacement DoorDash Awards;

(d)
where outplacement support would have been available to such Continuing Employee in accordance with the Target’s practice prior to the Effective Date, receive reasonable and appropriate outplacement support commensurate to their seniority, on similar terms to the Target’s practice immediately before the Effective Date; and

(e)
if applicable, receive a reasonable and appropriate contribution towards legal fees (as determined by the Bidder, acting reasonably) if they enter into a settlement agreement in connection with the termination of their employment and local law or custom requires the employee to obtain independent legal advice on the terms of that settlement agreement.

Annual bonuses

2.5	The Bidder acknowledges that:

(a)	the Target operates annual bonus arrangements that are conditional on financial and/or individual performance;

(b)	bonus determinations in respect of any financial year ending before the Effective Date will be undertaken by the Target; and

(c)	in respect of the financial year in which the Effective Date occurs:

(i)	bonus determinations for the period up to the Effective Date will be undertaken by the Target Remuneration Committee on or before the Effective Date on a pro rata basis; and

(ii)	bonus determinations for the remainder of that financial year shall be undertaken by the Bidder, taking into consideration the Target’s bonus performance criteria,

and the bonus for that financial year will be paid by the Bidder the following March, in accordance with the Target’s normal practice.

2.6
The parties acknowledge and agree that for any subsequent financial years after the year in which the Effective Date occurs, the Bidder will offer Target Employees appropriate incentive opportunities in accordance with the incentive arrangements operated by the Bidder from time to time.

Retention arrangements

2.7
The Bidder consents for the purposes of Rule 21.1 of the Code to the Target, for the purpose of protecting the business to be acquired pursuant to the Acquisition, making cash retention awards, up to a maximum aggregate of £9,000,000, to Target Employees whose retention is considered of importance to the continuing operation of the business.